EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-46936 and 333-7694 of The Nautilus Group, Inc. on Form S-8 of our report dated June 25, 2004, appearing in this Annual Report on Form 11-K of The Nautilus Group, Inc. 401(k) Savings Plan for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Portland, Oregon

June 25, 2004